SECURITIES PURCHASE AGREEMENT (SHARES AND EQUITY BRIDGE NOTES)

SECURITIES PURCHASE AGREEMENT (SHARES AND EQUITY BRIDGE NOTES) (this "**Agreement**"), dated as of December 19, 2007, by and among Comanche Clean Energy Corporation, a Cayman Islands corporation, with headquarters located c/o Maples & Calder CS, South Church Street, George Town, Grand Cayman, Cayman Islands (the "**Company**"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "**Buyer**" and collectively, the "**Buyers**").

WHEREAS:

A. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by Regulation D and/or Regulation S promulgated pursuant to the Securities Act of 1933, as amended (the "1933 Act").

B. The Buyers, severally, and not jointly, wish to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, ordinary shares, par value $0.001 per share, of the Company ("**Shares**") having an aggregate purchase price of $10,000,000, together with notes, in the form attached hereto as Exhibit A, in an aggregate original Principal Amount of the same amount (as amended, restated, supplemented and/or modified from time to time in accordance with the provisions thereof, collectively, the "**Notes**", and together with the Shares, the "**Securities**"), such that the aggregate purchase price of the Shares and Notes issued hereunder is $20,000,000.

C. Each Note (i) will rank (A) *pari passu* with all Other Notes (as defined in the Notes), (B) senior to the Subordinated Indebtedness (as defined in the Notes), all Indebtedness (as defined in the Notes) not constituting Permitted Indebtedness (as defined in the Notes) and all Permitted Indebtedness expressly designated as ranking junior to the Notes, and (C) *pari passu* with all other Permitted Indebtedness.

D. The Notes provide for repayment of principal and payment of interest and other amounts due thereunder in Shares.

E. Contemporaneously herewith, the Company is entering into a securities purchase agreement, by and among the Company and the buyers listed on the Schedule of Buyers attached thereto (the "**Cash Bridge Buyers**"), (the "**Cash Bridge Securities Purchase Agreement**"), wherein the Company agrees, upon the terms and subject to the conditions of the Cash Bridge Securities Purchase Agreement, to issue and sell to the Cash Bridge Buyers certain notes which are redeemable in cash and in connection with which certain fees are payable in ordinary shares of the Company (the "**Commitment Shares**", such notes, the "**Cash Bridge Notes**", and the offering thereof, the **"Cash Bridge Offering"**).

F. Contemporaneously with the Closing, the Buyers, the Cash Bridge Buyers and the Company will execute and deliver a Registration Rights Agreement (as amended, restated, supplemented and/or modified from time to time in accordance with the provisions thereof, the "**Registration Rights Agreement**"), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares being issued hereunder, the Shares redeeming the Notes being issued hereunder and the Commitment Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

G. [intentionally omitted]

H. [intentionally omitted]

I. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Notes.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF SECURITIES.

(a) Securities Purchased; Purchase Price. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below (**"Closing Conditions"**), the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), (i) the number of Shares set forth opposite such Buyer's name in column (3) of the attached Schedule of Buyers for a purchase price of $6.00 per share and an aggregate purchase price as set out in column (4), together with (ii) the Principal Amount of Notes set forth opposite such Buyer's name in column (5), so that the aggregate purchase price of both Shares and Notes purchased is as set out in column (6) of such Schedule of Buyers (the "**Closing**").

(b) Closing. The date and time of the Closing (the "**Closing Date**") shall be 10:00 a.m., New York City time, on the first day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed (a "**Business Day**") following the satisfaction (or waiver) and notification of the Company of satisfaction (or waiver) of the Closing Conditions (or such later or earlier date as is mutually agreed to by the Company and Buyers holding the right to purchase at least 50% of the aggregate Principal Amount of the Notes). The Closing shall occur on the Closing Date at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022, or such other place as the Company and the Buyers holding the right to purchase at least 50% of the aggregate Principal Amount of the Notes shall mutually agree.

(c) Form of Payment. Subject to the satisfaction of the Closing Conditions, on the Closing Date, (i) each Buyer shall pay to the Company its respective Purchase Price for the Notes and Shares to be issued and sold to such Buyer at the Closing by wire transfer of immediately available funds in accordance with the settlement statement dated the date hereof, by and among the Buyers and the Company, and (ii) the Company shall deliver to counsel for the Buyers the Notes (allocated in the Principal Amounts as such Buyer shall request) representing such Principal Amount of the Notes which such Buyer is then purchasing hereunder duly executed on behalf of the Company and registered in the name of such Buyer or, subject to

compliance with applicable securities laws, its designee, and the letter described in Section 7(gg) (as to such Buyer, such Notes and the Shares to be issued pursuant to such letter, the "**Buyer's Notes and Shares at Closing**").

(e) Intentionally Omitted.

2. BUYER'S REPRESENTATIONS AND WARRANTIES. Except as set forth in Section 2(m), each Buyer represents and warrants, severally and not jointly, as of the date of this Agreement and on the Closing Date, with respect to only itself that:

(a) Regulation S Transaction. Such Buyer is acquiring the Securities in an offshore transaction in accordance with Rule 903 of Regulation S promulgated under the 1933 Act ("Regulation S") and the Buyer is not a "U.S. Person" as that term is defined under Rule 902(k)(1) of Regulation S. Without limiting the foregoing, the Buyer acknowledges that no offer to the Buyer to purchase the Securities has been made to the Buyer in the United States and at the times of the offer to Buyer to purchase the Securities and of the execution of this Agreement the Buyer was domiciled and resided outside of the United States. Neither the Buyer, nor any person acting on its behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Securities, including but not limited to effecting any sale or short sale of the Company's securities through the Buyer or any of its affiliates prior to the expiration of any restricted period contained in Regulation S (any such activity being defined herein as a "Directed Selling Effort"). The Buyer agrees that all offers and sales of the Securities from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the 1933 Act. Buyer and its representatives have not conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and will not engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S. In addition, the Buyer is purchasing the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act and such Buyer does not have a present arrangement to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and pursuant to the applicable terms of the Transaction Documents (as defined in Section 3(b)). Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person (as defined in Section 3(o)) to distribute any of the Securities.

(b) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

(c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements

of United States federal and state securities laws and that the Company is relying upon, among other things, the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the Securities.

(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with assurance reasonably acceptable to the Company that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "**Rule 144**") or pursuant to Rule 904 of Regulation S; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) none of the Company or any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, and subject to compliance with applicable securities laws, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, unless required by law, and no Buyer effecting a pledge of Securities shall be required to provide the Company with

any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including without limitation, this Section 2(f).

(g) Legends. Such Buyer understands that the certificates or other instruments representing the Securities, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

> NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE [NOR, IN THE CASE OF THE NOTES, THE SECURITIES WHICH MAY BE ISSUABLE PURSUANT HERETO] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) UNLESS SOLD PURSUANT TO, AND IN ACCORDANCE WITH, RULE 144 OR RULE 144A UNDER THE ACT OR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS . NOTWITHSTANDING THE FOREGOING, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT (SHARES AND EQUITY BRIDGE NOTES), DATED AS OF DECEMBER 19, 2007, BY AND AMONG COMANCHE CLEAN ENERGY CORPORATION AND THE BUYERS LISTED THEREIN.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or, in the case of Commitment Shares, issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company ("**DTC**"), if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, provided that upon receipt of notice from the Company that the applicable registration statement is not, or no longer is effective in respect of the resale of such Securities, the Holder will not transfer such Securities (other than pursuant to clauses 2(g)(ii) or 2(g)(iii) below) until the Company notifies the Holder that the applicable registration statement becomes effective (again), (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of

counsel reasonably satisfactory to the Company, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act and that such legend is no longer required, or (iii) such holder provides the Company with assurances reasonably acceptable to the Company that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A or Rule 904 of Regulation S, and such Holder delivers the legended Securities to the Company or the Company's transfer agent.

(h) Validity; Enforcement. This Agreement has been, and, when the other Transaction Documents (as defined below) to which such Buyer is a party are executed and delivered in accordance with the terms and conditions contemplated hereby and thereby, such documents shall have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(i) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of any organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer or by which any property or asset of the Buyer is bound or affected, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder or under any of the other Transaction Documents. Each Buyer agrees that it has independently, based on such documents and information it deemed appropriate, made its decision to enter into this Agreement and purchase the Notes.

(j) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

(k) Placement Agent. Such Buyer understands that Imperial Capital LLC (the "**Placement Agent**") has acted solely as the agent of the Company in this placement of the Securities, and that the Agent makes no representation or warranty with regard to the merits of this transaction or as to the accuracy of any information such Buyer may have received in connection therewith. Such Buyer acknowledges that it has not relied on any information prepared by the Agent or advice furnished by or on behalf of the Agent. Such Buyer agrees that it has, independently and without reliance on Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and has made its own decision to enter into this Agreement and purchase the Notes.

(l) Pre-Existing Relationship. Such Buyer is currently an investor in the Company and a selling stockholder named in the Company's Registration Statement on Form F-1 (File No. 333-143914) (the ""F-1"). Such Buyer did not contact the Company about making an additional investment in the Company as a result of a general solicitation by means of the F-1.

(m) MHR and Guggenheim. None of MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR INSTITUTIONAL PARTNERS III LP (collectively, "MHR"), or Guggenheim Portfolio Company, XXXI, LLC ("Guggenheim") is making any of the representations set forth in Section 2(a). In addition, each of MHR and Guggenheim acknowledges and agrees that in lieu of the legend set forth in Section 2(g), the legend that shall be placed on all Securities issued to MHR and Guggenheim pursuant to this Agreement shall be substantially in the following form:

> NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE [NOR, IN THE CASE OF THE NOTES, THE SECURITIES WHICH MAY BE ISSUABLE PURSUANT HERETO] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 4(2) OF THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) UNLESS SOLD PURSUANT TO, AND IN ACCORDANCE WITH, RULE 144 OR RULE 144A UNDER THE ACT OR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS. NOTWITHSTANDING THE FOREGOING, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT (SHARES AND EQUITY BRIDGE NOTES), DATED AS OF DECEMBER 19, 2007, BY AND AMONG COMANCHE CLEAN ENERGY CORPORATION AND THE BUYERS LISTED THEREIN.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each of the Buyers on the date hereof and on the Closing Date that:

(a) Organization and Qualification. Set forth on Schedule 3(a) is a true and correct list of the entities in which the Company or any Subsidiary, directly or indirectly, owns

capital stock or holds an equity or similar interest, together with their respective jurisdictions of organization and the percentage of the outstanding capital stock or other equity interests of such entity that is held by the Company or such Subsidiary or any of their respective Subsidiaries. Other than with respect to the entities listed on Schedule 3(a), the Company does not, directly or indirectly, own any securities or beneficial ownership interests in any other Person (including through joint ventures or partnership arrangements) or has any investment in any other Person. The Company and its "**Subsidiaries**" (which for purposes of this Agreement means any entity in which the Company or any of its Subsidiaries, directly or indirectly, owns any of the capital stock, equity or similar interests or voting power of such entity at the date of this Agreement) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted. If applicable, each of the Company and the Subsidiaries is duly qualified as a foreign entity to do business and, to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "**Material Adverse Effect**" means any material adverse effect on the business, properties, assets, prospects, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company or any Subsidiary to perform its obligations under the Transaction Documents (as defined below). Except as set forth in Schedule 3(a), the Company and each Subsidiary holds all right, title and interest in and to 100% of the capital stock, equity or similar interests of each of its respective Subsidiaries, in each case, free and clear of any Liens (as defined below) other than Permitted Liens (as defined in the Notes) including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of free and clear ownership by a current holder, and no such Subsidiary owns capital stock or holds an equity or similar interest in any other Person. As used in this Agreement, "**Lien**" means, with respect of any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a "Capital Lease" (in accordance with generally accepted accounting principles), or any financing lease having substantially the same economic effect as any of the foregoing).

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement to which it is a party (such documents, and together with the Notes, the Registration Rights Agreement, the Security Documents, the Transfer Agent Instructions, and each of the other agreements to be entered into in connection with the transactions contemplated by this Agreement, as amended, restated, supplemented and/or modified from time to time in accordance with the provisions thereof, collectively, the "**Transaction Documents**") and to consummate the transactions contemplated

herein and therein in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of the Company (the "**Board of Directors**") and other than as set forth in Section 3(e) hereof, no further filing, consent or authorization is required by the Company, its stockholders or the Board of Directors. This Agreement, the other Transaction Documents have been duly executed and delivered by the Company, and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. The Transaction Documents dated after the date of this Agreement and on or prior to the Closing Date shall have been duly executed and delivered by the Company, and shall constitute its valid and binding obligations, enforceable against it in accordance with their terms except as enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

(c) Offer of Securities; Issuance of Securities. Subject to the accuracy of Buyer's representations and warranties hereunder, the offer by the Company of the Securities is exempt from registration under the 1933 Act. The issuance of the Notes is duly authorized and free from all taxes, liens and charges in respect of the issue thereof. As of the Closing, a number of Shares shall have been duly authorized and reserved for issuance which equals 100% of the maximum number of Shares issuable in payment of the Notes, and upon delivery of the Shares in payment of the Notes, such Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges in respect of the issue thereof with the holders being entitled to all rights accorded to a holder of Shares.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by it of the transactions contemplated hereby and thereby will not (i) result in a violation of any articles of association, certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of the Subsidiaries, any capital stock of the Company or any of the Subsidiaries or bylaws of the Company or any of the Subsidiaries or (ii) provided that the condition set out in Section 6(d) has been satisfied, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, or other remedy in respect of, any agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party, or (iii) result in a violation of any Requirements of Law, except (other than pursuant to clauses (i) and (iii) above) for such violations, conflicts, defaults or rights which would not, individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, (A) "**Requirements of Law**" means, as to any Person, any United States or foreign law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Entity, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein and (B) "**Governmental Entity**" means the government of any nation, state, city, locality or other

political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(e) Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents to which it is a party, in each case in accordance with the terms hereof or thereof, except for the following consents, authorizations, orders, filings and registrations: (i) filings required by applicable federal, state or foreign securities laws; (ii) filings required by Brazilian law to register foreign investment; (iii) the registration statement and related state securities law filings required by the Registration Rights Agreement; and (iv) the matters described in Section 6(d). All consents, authorizations, orders, filings and registrations which the Company is required to have obtained prior to the date hereof pursuant to the preceding sentence shall have been obtained or effected prior to the Closing.

(f) Buyers that are Officers, Affiliates, Beneficial Owners, or Fiduciaries of the Company. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm's length purchaser in respect of the Transaction Documents and the transactions contemplated hereby and thereby and that, except as set forth on Schedule 3(f), no Buyer is (i) an officer or director of the Company, (ii) an "affiliate" of the Company (as defined in Rule 144) or (iii) to the knowledge of the Company, a "beneficial owner" of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "**1934 Act**")). The Company further acknowledges that, except as set forth on Schedule 3(f), to the knowledge of the Company, no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) in respect of the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the decision of the Company to enter into the Transaction Documents to which such Person is a party has been based solely on the independent evaluation by the Company and its representatives.

(g) No General Solicitation; Placement Agent's Fees. None of the Company, any of its Subsidiaries, any of their respective Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged the Agent as placement agent in connection with the sale of the Securities. Other than the Agent, the fees and expenses of whom shall be borne by the

Company, the Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

(h) No Integrated Offering. None of the Company, any of its Subsidiaries and any of their respective Affiliates, nor any Person acting on its or their behalf has made, directly or indirectly, any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior or concurrent offerings by the Company for purposes of the 1933 Act other than the Cash Bridge Offering which Cash Bridge Offering has been undertaken only in such a manner as to not adversely affect the exemption from registration enjoyed by the sale of the Securities pursuant to this Agreement. None of the Company, any of its Subsidiaries and their respective Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings. Except as otherwise stated, as used in this Agreement, "**Affiliate**" means any Person who is an "**affiliate**" as defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act.

(i) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's articles of association and memorandum of association (as amended and in effect on the date hereof) or the laws of the jurisdiction of its formation or otherwise which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities. Except as described in Schedule 3(i) the Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Shares or a change in control of the Company.

(j) Financial Statements. The consolidated financial statements of the Company and its Subsidiaries have been prepared in accordance with GAAP, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that, to the Company's knowledge, are not material, individually or in the aggregate. Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, liabilities and obligations reflected on or reserved against in the June 30, 2007 unaudited consolidated balance sheets of the Company or in the June 30, 2007 unaudited consolidated balance sheets of any Subsidiary, as applicable, prepared in accordance with GAAP (the "**Balance Sheets**") and as otherwise contemplated hereby or disclosed herein or in the disclosure schedules to this Agreement (the "**Disclosure Schedules**"), since June 30, 2007, inclusive of such date, none of the Company nor any Subsidiary has incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of the Company or such Subsidiary, as applicable, prepared in accordance with the principles used in

the preparation of the Balance Sheets. None of the Company or, to the Company's knowledge, any stockholder, officer or director of the Company has issued any press release or made any other public statement or communication on behalf of the Company or otherwise relating to the Company or any of its Subsidiaries that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) Absence of Certain Changes. Since June 30, 2007, there has been no change or development in the business, properties, operations, condition (financial or otherwise), results of operations of the Company or any Subsidiary that has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3(k), since June 30, 2007, (and before giving effect to the transactions contemplated under the Transaction Documents) none of the Company or any of its Subsidiaries has (i) declared or paid any dividends other than as would have been permitted under the Notes, (ii) sold any assets, individually or in the aggregate, in excess of $1,000,000 outside of the ordinary course of business, (iii) had capital expenditures, individually or in the aggregate, in excess of $1,000,000 or (iv) waived any material rights in respect of any Indebtedness or other rights in excess of $500,000 owed to it. None of the Company or any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors or the creditors of any Subsidiary intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Neither the Company nor any Subsidiary of the Company is as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will be, Insolvent (as defined below). For purposes of this Section 3(k), "**Insolvent**" means, in respect of any Person, (i) the present fair saleable value of such Person's assets (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) is less than the amount required to pay such Person's total Indebtedness (as defined in Section 3(p)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends at any time to incur or believes that it will at any time incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(l) Conduct of Business; Regulatory Permits. None of the Company or any Subsidiary is in violation of any term of or in default under its articles of association, certificate of incorporation, certificate of formation, any certificate of designations of any outstanding series of preferred stock of such company or Bylaws or their organizational charter or other constituent documents or bylaws, respectively, except for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. None of the Company or any Subsidiary is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to such entity, and none of the Company or any Subsidiary will conduct its respective business in violation of any of the foregoing, except for such violations and/or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess

such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and none of the Company or any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit except where such proceedings, revocation or modification would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default of any Material Contract and the execution, delivery and performance of this Agreement and the Notes will not cause the Company or any of its Subsidiaries to be in default of any Material Contract.

(m) Foreign Corrupt Practices. None of the Company or any Subsidiary, nor, any director, officer, agent, employee or other Person acting on behalf of any of them has, in the course of its actions for, or on behalf of, such entity (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n) Transactions With Affiliates. Except as set forth in Schedule 3(n) hereto, other than the issuance of restricted stock and the other arrangements disclosed on Schedule 3(n), none of the officers, directors or employees of any of the Company or any Subsidiary is presently a party to any transaction with any of the Company or any Subsidiary (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(o) Equity Capitalization. As of the date hereof and before giving effect to the financings contemplated in the Transaction Documents or to the Cash Bridge Securities Purchase Agreement, the authorized capital stock of the Company consists of 100,000,000 Ordinary Shares, par value \$.001 per Share ("**Ordinary Shares**"), 7,424,533 of which as of the date hereof, are issued and outstanding, and 10,000,000 Preference Shares, par value \$.001 per Share ("**Preference Shares**"), none of which are issued or outstanding as of the date hereof. All of the outstanding Ordinary Shares have been validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(o): (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements,

documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, except for such Indebtedness which constitutes Permitted Indebtedness (as defined in the Notes); (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries other than financing statements evidencing Permitted Liens; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to (A) the Registration Rights Agreement, (B) the Earlier Registration Rights Agreements (as defined in Section 9(r)) entered into in connection with the Earlier Financings (as defined in Section 9(r)) and (C) registration rights the Company has agreed to provide to Rodman & Renshaw LLC in connection with the Earlier Financings, certain members of management and the current holders of the Shares; provided, that, the registration rights described in the foregoing clause (B) shall not require the Company to include the shares covered by such registration rights in the registration statement to be filed by the Company pursuant to Section 2(a) of the Registration Rights Agreement and such registration rights shall be subject to any registration rights granted to the Persons under the Registration Rights Agreement; (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of such Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) no securities of the Company or any Subsidiary are listed or quoted on any stock exchange or automated quotation system. The Company has made available to the Buyers true, correct and complete copies of the Company's memorandum and articles of association, as amended and as in effect on the date hereof, and all agreements relating to securities convertible into, or exercisable or exchangeable for, Shares and the material rights of the holders thereof in respect thereof.

(p) Indebtedness and Other Contracts. Except as disclosed in Schedule 3(p) and after satisfaction of the Closing Conditions, none of the Company or any Subsidiary (i) has any outstanding Indebtedness (as defined in the Note) except for Permitted Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, would be reasonably expected to have a Material Adverse Effect. After giving effect to the issuance of the Notes as contemplated by this Agreement and the Cash Bridge Offering, none of the Company or any Subsidiary will have any outstanding Indebtedness, except for Permitted Indebtedness.

(q) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation that if adversely determined, individually or in the aggregate, would have a Material Adverse Effect before or by, any court, public board, government agency, self-

regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary, any of their respective officers or directors, or the Shares.

(r) Insurance. The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which such entities are engaged. Schedule 3(r) describes the existing coverages and insurers. None of the Company or any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(s) Employee Relations.

(i) Except as set out in Schedule 3(s), none of the Company or any Subsidiary is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that the Company's relations with its employees and the relations of its Subsidiaries with their respective Subsidiaries are good. No executive officer (as defined in Rule 3b-7 promulgated under the 1934 Act) of the Company or any Subsidiary has notified the Company or such Subsidiary that such officer intends to leave the Company or Subsidiary, as applicable, or otherwise intends to terminate such officer's employment with the Company or Subsidiary. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant and the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability in respect of any of the foregoing matters except such violations and/or liabilities that would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

(ii) The Company and the Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance therewith would not result, either individually or in the aggregate, in a Material Adverse Effect.

(t) Title. The Company and the Subsidiaries have good and marketable title in fee simple to all real property and good and valid title to all personal property owned by them which is material to the business of the Company or Subsidiary, as applicable, in each case free and clear of all Liens except for Permitted Liens (as defined in the Notes), except where failure to have good and valid title, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Any real property and facilities held under lease by the Company or any of the Subsidiaries are held by the applicable entity under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and such

Subsidiaries. Where failures to have such valid, subsisting and enforceable lease(s) exist, such failures, in the aggregate, would not have a Material Adverse Effect.

(u) Intellectual Property Rights. The Company and the Subsidiaries own or possess, adequate rights or licenses to use all trademarks, trade names, service marks and all applications and registrations therefor, patents, patent rights, copyrights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("**Intellectual Property Rights**") necessary to conduct their respective businesses as now conducted. None of the Company's or any Subsidiary's registered, or applied for, Intellectual Property Rights have expired or terminated or have been abandoned, or are expected to expire or terminate or expected to be abandoned, within three years from the date of this Agreement. The terminations, expirations or abandonments of such registered, or applied for, Intellectual Property Rights would not, in the aggregate, have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company or any of the Subsidiaries of Intellectual Property Rights of others except of such infringement that would not have a Material Adverse Effect. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or any Subsidiary regarding their respective Intellectual Property Rights and any such claims, actions and proceedings being made, brought or threatened would not in the aggregate, have a Material Adverse Effect. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings which would, individually or in the aggregate, have a Material Adverse Effect. The Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(v) Environmental Laws. The Company and the Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval and (iv) to the Company's knowledge, there are no events, conditions or circumstances reasonably likely to result in liability of the Company or any Subsidiary pursuant to Environmental Laws, except where, in the foregoing clauses (i) through (iv) the failure to so comply with such Environmental Laws, permits, licenses or other approvals or to obtain such permits, licenses or approvals would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "**Environmental Laws**" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "**Hazardous Materials**") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(w) Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive

dividends and distributions on, all capital securities of the Subsidiaries owned by the Company or such Subsidiary, respectively, subject to the Transaction Documents.

(x) Tax Status. Except as set forth on Schedule 3(x), each of the Company and Subsidiaries (i) has made or filed all foreign, federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves on its books and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 3(x), there are no material unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. Each of the claims set forth on Schedule 3(x) is being contested in good faith or would not be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3(x), no liens have been filed securing taxes and other governmental assessments and charges and no claims are being asserted by or against the Company or any of the Subsidiaries in respect of any taxes (other than liens for taxes not yet due and payable) or other governmental assessments or charges. Except as set forth on Schedule 3(x), none of the Company or any of the Subsidiaries has received notice of assessment or proposed assessment of any taxes claimed to be owed by it or any other Person on its behalf. Except as disclosed on Schedule 3(x), none of the Company or any of the Subsidiaries is a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. None of the items set forth on Schedule 3(x) would, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Subsidiaries has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

(y) Internal Accounting Controls. Each of the Company and the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with GAAP, and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken in respect of any difference.

(z) Disclosure. Each of this Agreement (including the Schedules hereto) and the other Transaction Documents, furnished by or on behalf of the Company regarding the Company or the Subsidiaries, and their respective businesses and the transactions contemplated hereby (other than any forward-looking statement or management opinion) is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or its Subsidiaries during the twelve (12) months preceding the date of this Agreement

did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists in respect of the Company or any of its Subsidiaries or its or their business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except where such failure would not reasonably be expected to have a Material Adverse Effect.

(aa) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company other than the engagement of Imperial Capital, LLC by the Company as agent in connection with the Equity Bridge Offering and certain long term financing for the Company and the offering pursuant to this Agreement and the execution of the lock-up agreement relating to the Management Restricted Stock and the engagement of Rodman & Renshaw, LLC in connection with the Earlier Financings.

(bb) U.S. Real Property Holding Corporation. The Company is not, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon any Buyer's request.

(cc) No Other Agreements. As of the Closing Date, the Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents, except as set forth in the Transaction Documents.

(dd) [intentionally omitted]

(ee) Regulations T, U and X. Neither the Company nor any other Subsidiary is and will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect), and no proceeds of any Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(ff) ERISA.

(i) Except as listed on Schedule 3(ff) hereto, none of the Company or any of its Subsidiaries or any of their ERISA Affiliates maintains or contributes to, or within the preceding six (6) years has maintained or contributed to, any Employee Benefit Plan. Neither the Company nor any of its Subsidiaries have any current labor problems or disputes that have resulted in, or which such Person reasonably believes would be expected to have, a Material Adverse Effect. No Employee Benefit Plan has an accumulated or waived funding deficiency or

permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder (the "**Code**") as of the date hereof, and no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Employee Benefit Plan within the meaning of Section 412 of the Code.

(ii) Liabilities under any Employee Benefit Plan of the Company or any of its Subsidiaries have been appropriately reflected on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

(iii) All of the Employee Benefit Plans are and have been established and administered in all respects in accordance with all applicable laws, regulations or orders with respect thereto, no such failure to comply therewith has, or would be reasonably expected to have, a Material Adverse Effect. To the extent that any Employee Benefit Plan maintained by the Company or any of its Subsidiaries is intended to qualify for favorable tax treatment under any applicable law, regulation or order, to the knowledge of the Company and the Subsidiaries, no fact or circumstance exists that would reasonably be expected to adversely affect the tax-exempt status of such Employee Benefit Plan.

(iv) All obligations regarding the Employee Benefit Plans have been satisfied to the extent due and owing on the date hereof, there are no outstanding defaults or violations by any party to any Employee Benefit Plan and no taxes, penalties or fees are owing under any of the Employee Benefit Plans where such obligations, defaults, violations, unpaid taxes, unpaid penalties or unpaid fees have or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3(ff), neither the Company or any ERISA Affiliate has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability, that has, or would reasonably be expected to have, a Material Adverse Effect.

(v) the Company and each of its Subsidiaries have made available to the Buyers true, correct and complete copies of all material Employee Benefit Plans as amended as of the date hereof, as requested by any Buyer.

(vi) Each Employee Benefit Plan is fully funded to the extent required by any applicable law, regulation or order.

(vii) Except as disclosed in Schedule 3(ff) or as required by any applicable law, including, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1986 or any similar state law, regulation or order, none of the Employee Benefit Plans provides health and welfare benefits to retired employees or to the beneficiaries or dependents of retired employees.

(viii) As used in this Agreement, "**Employee Benefit Plan**" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the

date of this Agreement) for employees of the Company, any of its Subsidiaries or any of its ERISA Affiliates; "**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections; and "**ERISA Affiliate**" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under Code Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under Code Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under Code Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or any of its Subsidiaries under Code Section 414(o).

(gg) Anti-Terrorism Laws and Anti-Money Laundering Laws.

(i) None of the Company or its Subsidiaries is, and to the knowledge of the Company, no Person who owns a controlling interest in or otherwise controls the Company or any of its Subsidiaries is or is anticipated to be, (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control ("**OFAC**"), Department of the Treasury, and/or on any other similar list (collectively, the "**Lists**") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "**OFAC Laws and Regulations**"); or (ii) a Person (a "**Designated Person**") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "**Executive Orders**").

(ii) None of the Company or its Subsidiaries (x) is a Person or entity with which any Buyer is prohibited from dealing or otherwise engaging in any transaction by any OFAC Laws and Regulations and the Executive Orders (collectively, the "**Anti-Terrorism Law**") or (ii) is a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Orders or (y) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). To the knowledge of the Company, none of the Company or its Subsidiaries or Affiliates, nor any brokers or other agents acting in any capacity in connection with the securities being offered in connection herewith (A) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (B) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iii) To the knowledge of the Company, none of the Company or its Subsidiaries nor any holder of a direct or indirect interest in the Company or any of its Subsidiaries (x) is under investigation by any governmental authority for, or has been charged

with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the Bank Secrecy Act (31 U.S.C. Section 5311 et. seq.), and its implementing regulations, Title 31 Part 103 of the U.S. Code of Federal Regulations (the "**BSA**"), (y) has been assessed civil penalties under any all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including 18 U.S.C. Section 1956 and 1957, (the "**Anti-Money Laundering Laws**"), or (z) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

4. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 5, 6 and 7 of this Agreement.

(b) Securities Law Filings. The Company agrees to timely make any securities law filings in respect of the Securities as required under any federal, state and foreign securities laws and to provide a copy thereof to each Buyer promptly upon request after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable federal, state and foreign securities laws (or to obtain an exemption from such qualification), and shall upon request provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

(c) Reporting Status. Commencing on the effective date of a Registration Statement (as defined in the Registration Rights Agreement) and until the later of the date on which (i) the Investors (as defined in the Registration Rights Agreement) shall have sold all the Shares purchased hereunder and the Commitment Shares and (ii) none of the Notes is outstanding (the "**Reporting Period**"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, provided that prior to the filing of the registration statement with the SEC as required by the Registration Rights Agreement, compliance with the current public information requirements of Rule 144(c) thereunder shall be sufficient. The Company shall not terminate its status as an issuer required to file reports under the 1934 Act, even if the 1934 Act or the rules and regulations thereunder would permit such termination.

(d) Use of Proceeds. The Company will use not less than 80% of the proceeds from the sale of the Securities for the expansion of the industrial and agricultural facilities of the Downstairs Subsidiaries. The Company will use the remaining proceeds for working capital and general corporate purposes, including general and administrative expenses (and not for the redemption or repurchase of any of its or its Subsidiaries' equity securities or to settle any outstanding litigation) and to pay transaction costs incurred in connection with this Agreement and the issuance of the Securities.

(e) Financial Information. The Company agrees to send the following to each Buyer during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are promptly (and in any event, within two business hours) available to the public through the EDGAR system, within three (3) Business Days after the filing thereof with the

SEC, a copy of any of the periodic report or any other interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements filed with the SEC for any period other than annual, any reports on Form 6-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) promptly and in any event, within one (1) Business Day after the release thereof (unless such press release is available on PR Newswire or Business Wire), facsimile or e-mailed copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

(f) Fees. Each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers except that the Company shall promptly reimburse all actual reasonable attorneys' fees and expenses (including disbursements and out-of-pocket expenses) for one United States and one Brazilian counsel to the Buyers incurred by the Buyers in connection with the negotiation, preparation, execution, amendment or enforcement of the Transaction Documents.

(g) Pledge of Securities. The Company acknowledges and agrees, subject to compliance with applicable securities laws, that the Securities may be pledged by a Buyer in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. Except as otherwise required by applicable securities laws, the pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f); provided that a Buyer and its pledgee shall be required to comply with the provisions of Section 2(f) in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Buyer at the expense of the Buyer or pledgee.

(h) [intentionally omitted]

(i) Transactions With Affiliates. From the date of this Agreement until the first date following the Closing Date on which no Notes are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Holders representing a majority of the aggregate principal amount of the Notes then outstanding (the **"Required Holders"**; provided, however, that any Note that is held by an Affiliate of the Company shall not be deemed to be outstanding for the purposes of the determination of Required Holders) enter into, amend, modify or supplement any material transaction, contract, agreement, instrument, commitment, understanding or other arrangement with any of its or any Subsidiary's officers, directors, Persons who were officers or directors at any time during the previous two years, stockholders, or Affiliates of the Company or any of its Subsidiaries, or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a beneficial interest, unless such agreement, amendment, modification or supplement is (A) entered into pursuant to arm's length negotiation,

(B) customary employment arrangements and benefit programs on reasonable terms, or (C) otherwise permitted under the terms of the Notes.

(j) Additional Notes. For so long as any Buyer beneficially owns any Notes, the Company shall not issue any Notes or other securities that would cause a breach or default under the Notes.

(k) Corporate Existence. So long as any Buyer beneficially owns any Notes, as applicable, the Company shall not be party to any Fundamental Transaction (as defined in the Notes) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes.

(l) Reservation of Shares. For as long as any Buyer owns any Notes, the Company shall take all actions necessary to at all times after the Closing Date have authorized, and reserved for the purpose of issuance, no less than 100% of the largest number of Shares issuable pursuant to this Agreement (including all Shares issuable pursuant to any Securities issued pursuant to this Agreement).

(m) Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of Requirements of Law, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(n) Compliance with Notes Covenants. From the date of this Agreement until the first date following the Closing Date on which no Notes are outstanding, the Company shall comply with and not violate or breach, and shall cause the Subsidiaries, as applicable, to comply with and not violate or breach, the covenants and agreements set forth in Section 14 of the Notes as the same may hereafter be amended, being incorporated herein and made a part hereof.

(o) No Additional Registered Securities. From the Closing Date until the earlier of the date that is ninety (90) Trading Days following the effective date of a Registration Statement (as defined in the Registration Rights Agreement) and the date the Buyers shall have sold all Shares purchased hereunder and the Commitment Shares, the Company will not file a registration statement under the 1933 Act, or allow any such registration statement to become effective, in respect of any securities other than (A) the Registration Statement contemplated by the Registration Rights Agreement and the Earlier Registration Rights Agreements, (B) subject to Section 3(o), any registration statement to be filed by the Company pursuant to any registration rights the Company has agreed to or may agree to provide to the Agent or to Rodman & Renshaw, LLC, in connection with its representation of the Company related to the Earlier Financings, the existing shareholders listed on Schedule 3(o) attached hereto, certain members of management and the current holders of the Shares, and/or (C) a registration statement on Form S-8.

(p) Integration. None of the Company, any of its Subsidiaries, any of its or their affiliates (as defined in Rule 501(b) under the 1933 Act) nor any person acting on behalf the Company, its Subsidiaries or such affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the 1933 Act) including the Cash Bridge Offering which will be integrated with the sale of the Securities or the Commitment

Shares in a manner which would require the registration under the 1933 Act of the Securities or require stockholder approval under the rules and regulations of the applicable Principal Market (as defined in the Notes) and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities (other than those issued pursuant to the Cash Bridge Offering) will not be integrated for purposes of the 1933 Act or the rules and regulations of the applicable Principal Market (as defined in the Notes) with the issuance of Securities contemplated hereby.

(q) No Inconsistent Agreement or Actions. From the date of this Agreement until the first date following the Closing Date on which no Notes are outstanding, the Company and its Subsidiaries shall not enter into any contract, agreement or understanding which limit or restrict the Company's or any of its Subsidiaries' ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Agreement or any of the other Transaction Documents.

(r) [intentionally omitted]

(s) OTC Bulletin Board. Upon the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), the Company shall use best efforts to comply with the rules of the Principal Market (as defined in the Note) and to cause all of the Registrable Securities (as defined in the Registration Rights Agreement) covered by a Registration Statement (as defined in the Registration Rights Agreement) to be quoted thereon, unless listed or quoted on another market. The Company shall promptly secure the listing of all of the Registrable Securities upon each national securities exchange and automated quotation system, if any, upon which Shares are then listed (subject to official notice of issuance) and shall maintain, so long as any other Shares shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall cause its Subsidiaries not to take any action which would be reasonably expected to result in the suspension or termination of trading of the Shares on the Principal Market (as defined in the Note). The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(s).

(t) [intentionally omitted]

(u) Regulation M. The Company will not take any action prohibited by Regulation M under the 1934 Act, in connection with the distribution of the Securities contemplated hereby.

(v) General Solicitation. None of the Company, any of its Affiliates or any person acting within the scope of their delegated authority on behalf of the Company or such affiliate will solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising within the meaning of Regulation D, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(w) Restriction on Issuance of Preference Shares. At all times that more than 20% of the original Principal Amount of the Notes shall remain outstanding, the Company shall not issue any preference or preferred securities without the approval of at least (i) 75% of the shares of outstanding capital stock of the Company and (ii) written consent of the holders of outstanding Notes representing not less than 75% of the Principal Amount of the Notes.

(x) [intentionally omitted]

(y) Non-Disclosure of Buyers' Names. The Company shall not publicly disclose the name of any Buyer, or include the name of any Buyer in any filing with the SEC or any regulatory agency or Principal Market, without the prior written consent of such Buyer, except (i) for disclosure thereof in filings made under the United States securities laws or (ii) as required by law, the regulations of the stock exchange or automatic quotation system upon which the Company's Shares are then traded or any order of any court or other governmental agency, in which case the Company shall provide such Buyer with prior notice of such disclosure and the opportunity to review and comment on such disclosure.

(z) [intentionally omitted]

(aa) Nonpublic Information. The Company shall not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the Registration Statement (as such term is defined in the Registration Rights Agreement) without the express written consent of such Buyer.

5. REGISTERS; TRANSFER AGENT INSTRUCTIONS.

(a) Registers. The Company shall maintain at its principal executive offices (or such other office or agency of the Company), a register for the Notes, in which the Company shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee) and the Principal Amount of Notes held by such Person. The Company shall keep the registers open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b) Transfer Agent Instructions. Not later than the effective date of a Registration Statement (as defined in the Registration Rights Agreement), the Company shall cause its Shares to be eligible for transfer with its transfer agent pursuant to the Depository Trust Company Automated Securities Transfer Program. The Company shall issue instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Buyer or its respective nominee(s), for the Commitment Shares issued at the Closing or subsequently pursuant to the terms of the Notes in such amounts as specified from time to time by each Buyer to the Company upon becoming entitled to receive a Commitment Fee payable in Shares pursuant to the Notes. The Company warrants that no instruction other than those referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) including in the event that the Registration Statement ceases to be effective under the Securities Act of 1933, will be given by the Company to its transfer agent, and that the Securities shall otherwise be freely transferable on the books

and records of the Company, subject to compliance with applicable securities law, as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Commitment Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, and Buyer provides evidence of compliance with Rule 144 reasonably acceptable to the Company, the transfer agent shall, subject to compliance with applicable securities laws, issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to affected Buyers. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach by the Company of the provisions of this Section 5(b), that any affected Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL. The obligation of the Company hereunder to issue and sell the Notes and Shares to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, reasonably satisfactory to the Company, provided that these conditions are for the Company's benefit and may be waived by the Company at any time in their sole discretion by providing each Buyer with prior written notice thereof:

(a) Each Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b) Each Buyer shall have delivered to the Company the Purchase Price for the Notes and Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds.

(c) The representations and warranties of such Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, each of which shall be true and correct as of such date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date. For clarification purposes only, the conditions set forth in each of the subsections of this Section 6, including, but not limited to, Sections 6(a) and (b), must be satisfied in all respects, or waived as provided for in this Section 6.

(d) The Company shall have received, in form and substance satisfactory to the Company in its discretion, (i) consent from the Requisite Holders of the Company's Senior

Secured Convertible Notes issued pursuant to the Securities Purchase Agreement (Notes and Warrants) dated March 30, 2007, as amended on June 15, 2007 (A) to the entering into of and performance under the Transaction Documents including the issue of the Notes and Shares and the entering into of and performance under the documents providing for the Cash Bridge Offering including the issue of the securities contemplated thereunder, and (B) to the entering into of the Registration Rights Agreement; (ii) acknowledgement of such Requisite Holders that (A) the Indebtedness represented by the Notes and the Bridge Notes shall not be taken into account for purposes of calculating the Total Leverage Ratio and the Fixed Charge Coverage Ratio under such Senior Secured Convertible Notes and (B) that Indebtedness described in clause (iii)(B) of the definition of Permitted Indebtedness set out in such Senior Secured Convertible Notes may be deemed to be Permitted Indebtedness notwithstanding that recourse may be had therefor to Comanche Participaçoes Ltda.; (iii) agreement of the requisite number of holders of Registrable Securities within the meaning of the Earlier Registration Rights Agreements that the Effectiveness Deadline thereunder shall be 60 days following the Closing Date.

(e) All Closing Conditions (as defined in the **Cash Bridge Securities Purchase Agreement**) shall have been satisfied or waived by the applicable parties.

7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE. The obligation of each Buyer hereunder to purchase the Notes and Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) Each of the Company and each of their Subsidiaries, to the extent each is a party thereto, shall have executed and delivered to such Buyer or to the Company's counsel for delivery to such Buyer (i) each of the Transaction Documents, and (ii) the Notes (in such Principal Amounts as such Buyer shall request) and Shares being purchased by such Buyer at the Closing pursuant to this Agreement.

(b) [intentionally omitted]

(c) Such Buyer shall have received the opinions of Guzov Ofsink, LLC, the Company's U.S. outside counsel and Maples and Calder, the Company's outside Cayman counsel, each dated as of the Closing Date, in substantially the forms identified on Exhibit J attached hereto.

(d) [intentionally omitted]

(e) [intentionally omitted]

(f) The Board of Directors shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Buyer (the "**Resolutions**").

(g) The Company shall have delivered to such Buyer a secretary's certificate in the form attached hereto as Exhibit K, executed by the secretary (or comparable office) of such Person and dated as of the Closing Date, certifying (A) that the attached resolutions adopted

by the board of directors of the Company in connection with the Transaction Documents are true, complete and correct and remain unamended and in full force and effect, (B) that the attached memorandum and articles of association of the Company are true, complete and correct and remain unamended and in full force and effect, and (C) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the other Transaction Documents and any other document delivered in connection herewith on its behalf.

(h) The representations and warranties of the Company and any Subsidiary set forth in this Agreement or any other Transaction Document shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties which speak as of a specific date, each of which shall be true and correct as of such date) and the Company, or each Subsidiary, as applicable, shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such entity at or prior to the Closing Date. Such Buyer shall have received a certificate delivered and executed by the President of each of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit L.

(i) The Company shall have delivered to such Buyer a copy of a letter from the Company's transfer agent certifying the number of Shares outstanding as of a date within the five (5) Business Days prior to the Closing Date.

(j) The Company shall have (i) obtained all governmental, regulatory or third party consents and approvals, if any, and (ii) made all filings under all applicable federal, state or foreign securities laws (to the extent such filings must be made on or prior to the Closing Date in each case) necessary to consummate the issuance and the sale of the Securities.

(k) [intentionally omitted]

(l) [intentionally omitted]

(m) [intentionally omitted]

(n) [intentionally omitted]

(o) [intentionally omitted]

(p) [intentionally omitted]

(q) [intentionally omitted]

(r) [intentionally omitted]

(s) No Material Adverse Effect shall have occurred.

(t) The Company shall have delivered a certificate of an officer of the Company and each Subsidiary certifying as to the solvency of the Company or such Subsidiary.

(u) [intentionally omitted]

(v) [intentionally omitted]

(w) All proceedings in connection with the issuance of the Notes and Shares and the other transactions contemplated by this Agreement and the other Transaction Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Buyers.

(x) [intentionally omitted]

(y) [intentionally omitted]

(z) [intentionally omitted]

(aa) [intentionally omitted]

(bb) Since June 30, 2007, there shall not have developed, occurred, or come into effect or existence any change, or any development involving a prospective change, in or affecting the position of the Company, financial or otherwise, that has had, or would be expected to have, a Material Adverse Effect.

(cc) [intentionally omitted]

(dd) [intentionally omitted]

(ee) [intentionally omitted]

(ff) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

(gg) A letter from the Company to its transfer agent and acknowledged by the transfer agent, instructing the transfer agent to deliver to each Buyer within five Business Days after the Closing Date, certificates representing the Shares (allocated in the amounts as such Buyer shall request) which correspond to the Commitment Fee due to such Buyer at the Closing pursuant to the Notes.

8. <u>TERMINATION</u>. In the event that the Closing shall not have occurred in respect of a Buyer on or before the tenth (10th) Business Day from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement in respect of such breaching party at the close of business on such date without liability of any party to any other party.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company hereby appoints Guzov Ofsink, LLC, 600 Madison Avenue, New York, New York 10022, as its agent for service of process in New York. **EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.**

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf in respect of the matters discussed herein, and this Agreement, the Transaction Documents and the instruments referenced herein contain the entire understanding of the parties in respect of the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Company and its Subsidiaries nor any Buyer makes any representation, warranty, covenant or undertaking in respect of such matters. No provision of this

Agreement may be amended other than by an instrument in writing signed by the Company, and the Required Holders, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the holders of the Notes. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement and the applicable Transaction Documents and the documents relating to the Cash Bridge Offering and the Earlier Financings, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally provided same is on a Business Day and, if not, on the next Business Day; (ii) upon receipt, when sent by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) provided same is on a Business Day and, if not, on the next Business Day; (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same; or (iv) if sent by certified mail, return receipt requested, when received or three (3) days after deposited in the mails, whichever occurs first. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Comanche Clean Energy Corporation
c/o Maples & Calder Corporate Services Ltd.
PO Box 309 GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands
Tel: 345-949-8066
Fax: 345-949-8080
Attention: Graham Lockington
Email: Graham.Lockington@MAPLESANDCALDER.com

With a copy to:

Comanche Clean Energy Corporation
c/o FondElec
One Dock Street
Stamford, CT 06902 USA

Tel: 203-326-4570
Fax: 203-326-4578
Attention: Thomas Cauchois
Email: tcauchois@fondelec.com

with a copy to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022
Tel: 212-371-8008
Fax: 212-688-7273
Attention: Darren L. Ofsink, Esq.
Email: dofsink@golawintl.com

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Faegre & Benson LLP
2200 Wells Fargo Center
Minneapolis, MN 55402-3901
Attention: Mark Strefling, Esq.
email: mstrefling@faegre.com

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including any purchasers of the Notes or the Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders, including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes). Subject to compliance with applicable securities laws, a Buyer may assign some or all of its rights hereunder and under the other Transaction Documents without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder and thereunder in respect of such assigned rights. A Buyer making an assignment of this Agreement shall provide the Company with written notice of such assignment within ten (10) Business Days after such

assignment is consummated; provided, however, that the failure by a Buyer to provide or timely provide such notice shall not invalidate the assignment.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person except to the extent set forth in Section 9(k).

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4, 5, 8 and 9 shall survive the Closing and the delivery, conversion and exercise of the Securities, as applicable. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification.

(i) In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, unless this Agreement is terminated under Section 8 hereof, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "**Indemnitees**") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "**Indemnified Liabilities**"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company

may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law provided that the Company shall not be obligated to indemnify a Buyer for any Indemnified Liabilities caused by the gross negligence or willful misconduct of that Buyer.

(ii) Promptly after receipt by Indemnitee under this Section 9(k) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 9(k), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee, as the case may be; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. In the case of an Indemnitee, legal counsel referred to in the immediately preceding sentence shall be selected by Required Holders, to which the claim relates. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee which relates to such action or claim. The indemnifying party shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations in respect thereof. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee in respect of all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 9(k), except to the extent that the indemnifying party is materially prejudiced in its ability to defend such action.

(iii) The indemnification required by this Section 9(k) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(iv) The indemnity agreements contained herein shall be in addition to (A) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (B) any liabilities the indemnifying party may be subject to pursuant to the law.

(l) No Strict Construction. The language used in the Transaction Documents will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights

(o) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p) Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group in respect of such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group in respect of such obligations or the transactions contemplated by the Transaction Documents. Each Buyer

confirms that it has independently participated in the negotiation of the transaction contemplated by this Agreement and the Transaction Documents with the advice of its own counsel and advisors, that it has independently determined to enter into the transactions contemplated hereby and thereby, that it is not relying on any advice from or evaluation by any other Buyer, and that it is not acting in concert with any other Buyer in making its purchase of Securities hereunder or in monitoring its investment in the Company. The Buyers and, to its knowledge, the Company agree that no action taken by any Buyer pursuant hereto or to the other Transaction Documents, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity or group, or create a presumption that the Buyers are in any way acting in concert or would deem such Buyers to be members of a "group" for purposes of Section 13(d) of the 1934 Act. The Buyers each confirm that they have not agreed to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Company. The Company has elected to provide all Buyers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Buyers. The Company acknowledges on behalf of itself and the Company that such procedure in respect of the Transaction Documents in no way creates a presumption that the Buyers are in any way acting in concert or as a "group" for purposes of Section 13(d) of the 1934 Act in respect of the Transaction Documents or the transactions contemplated hereby or thereby. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, or out of the Registration Rights Agreement, its Note, and its Shares, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

(q) [intentionally omitted.]

(r) Definitions: For purposes of this Agreement and the Notes, the following terms shall have the following meanings:

"**Earlier Financings**" means the transactions pursuant to the Securities Purchase Agreement (Common Shares and Warrants) and the Securities Purchase Agreement (Notes and Warrants) each dated March 30, 2007 between the Company and the buyers party thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as amended on June 15, 2007, all of the foregoing as now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"**Earlier Registration Rights Agreements**" means the Amended and Restated Registration Rights Agreement dated as of September 12, 2007 entered into by the Company in connection with the Earlier Financings.

"**Noteholder Documents**" means this Agreement, the Notes, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"**Principal Amount**" shall mean the Principal (as defined in the Notes) amount.

"**Solvent**" means, with respect to any Person on a particular date, that on such date i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person, to the extent such amount is readily ascertainable), ii) the present fair salable value of the assets of such Person (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person, to the extent such amount is readily ascertainable) is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"**Subsidiary**" means, from time to time, any entity in which the Company, directly or indirectly, owns any of the capital stock, equity or similar interest or voting power of such entity at the date of this Agreement.

[Signature Pages Follow]

GUGGENHEIM PORTFOLIO COMPANY, XXXI, LLC,
as a Buyer

By: GUGGENHEIM ADVISORS, LLC
Its: General Partner

By: WHITEBOX ADVISORS, LLC
Its: Investment Advisor

By: ______________________
Jonathan Wood
Director, COO

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

COMANCHE CLEAN ENERGY CORPORATION

By: ______________________
Name: Alicia Noyola
Title: Vice Chairman

MHR CAPITAL PARTNERS MASTER ACCOUNT LP,
as a Buyer

By: MHR ADVISORS LLC, its General Partner

By: ______________________
Name: Mark H. Rachesky
Title: Managing Member

MHR CAPITAL PARTNERS (100) LP,
as a Buyer

By: MHR ADVISORS LLC, its General Partner

By: ______________________
Name: Mark H. Rachesky
Title: Managing Member

MHR INSTITUTIONAL PARTNERS III LP,
as a Buyer

By: MHR INSTITUTIONAL ADVISORS III LLC, its General Partner

By: ______________________
Name: Mark H. Rachesky
Title: Managing Member

SANDELMAN PARTNERS MULTI-STRATEGY MASTER FUND, LTD.,
as a Buyer

By: Sandelman Partners LP, as Investment Adviser

By: ______________________________
Name: Michael Pascutti
Title: Head of Relative Value

[UTILICO EMERGING MARKETS LIMITED],
as a Buyer

By: ______________________
Name: CHARLES JILLINGS
Title: Executive Director

WHITEBOX HEDGED HIGH YIELD PARTNERS, LP,
as a Buyer

By WHITEBOX HEDGED HIGH YIELD ADVISORS, LLC
Its General Partner

By WHITEBOX ADVISORS, LLC
Its Investment Advisor

By: ____________________
Jonathan Wood
Director, COO

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Buyer	**Address and Facsimile Number**	**Number of Shares**	**Aggregate Purchase Price for Shares**	**Original Principal Amount of Notes**	**Aggregate Purchase Price of Shares and Notes**	**Prepayment Consideration**	**Legal Representative's Address and Facsimile Number**
MHR Capital Partners Master Account LP	40 W. 57th St., 24th Fl. New York, NY 10019 Fax: 212-262-9356 Attention: Hal Goldstein and PR Panigrahi hgoldstein@mhrfund.com and ppanigrahi@mhrfund.com	23,362	$140,170	$140,170	$280,340	$11,211.00	O'Melveny & Myers LLP Times Square Tower Seven Times Square New York, New York 10036 Attention: Doron Lipshitz, Esq. and Patricia Perez, Esq. 212-326-2062 (f) and 212-326-2061 (f)
MHR Capital Partners (100) LP	40 W. 57th St., 24th Fl. New York, NY 10019 Fax: 212-262-9356 Attention: Hal Goldstein and PR Panigrahi hgoldstein@mhrfund.com and ppanigrahi@mhrfund.com	2,810	$16,861	$16,861	$33,722	$1,348.20	O'Melveny & Myers LLP Times Square Tower Seven Times Square New York, New York 10036 Attention: Doron Lipshitz, Esq. and Patricia Perez, Esq. 212-326-2062 (f) and 212-326-2061 (f)

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Buyer	**Address and Facsimile Number**	**Number of Shares**	**Aggregate Purchase Price for Shares**	**Original Principal Amount of Notes**	**Aggregate Purchase Price of Shares and Notes**	**Prepayment Consideration**	**Legal Representative's Address and Facsimile Number**
MHR Institutional Partners III LP	40 W. 57th St., 24th Fl. New York, NY 10019 Fax: 212-262-9356 Attention: Hal Goldstein and PR Panigrahi hgoldstein@mhrfund.com and ppanigrahi@mhrfund.com	223,828	$1,342,969	$1,342,969	$2,685,938	$107,412.00	O'Melveny & Myers LLP Times Square Tower Seven Times Square New York, New York 10036 Attention: Doron Lipshitz, Esq. and Patricia Perez, Esq. 212-326-2062 (f) and 212-326-2061 (f)
Sandelman Partners Multi-Strategy Master Fund, Ltd.	Citco Funds Services Regatta Office Park West Bay Road Grand Cayman, Cayman Islands fax: (___) ___-____	416,667	$2,500,000.00	$2,500,000.00	$5,000,000.00	$199,976.20	Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 fax: (212) 593-5955 Attention: Eleazer Klein, Esq.
Utilico Emerging Markets Limited	PO Box 208 Epsom KT187YF United Kingdom Attention: James Smith Fax: 44 (0) 1372 271 495	208,333	$1,250,000.00	$1,250,000.00	$2,500,000.00	$99,976.20	N/A
Whitebox Hedged High Yield Partners, LP	Trident Trust (BVI) Ltd., Trident Chambers, Wickham's Cay Road Town, Tortola, BVI British Virgin Islands fax: (612) 253-6014	736,667	$4,420,000.00	$4,420,000.00	$8,840,000.00	$353,515.20	Faegre & Benson LLP 2200 Wells Fargo Center Minneapolis, MN 55402 fax: (612) 766-1600 Attention: Mark Strefling

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Buyer	**Address and Facsimile Number**	**Number of Shares**	**Aggregate Purchase Price for Shares**	**Original Principal Amount of Notes**	**Aggregate Purchase Price of Shares and Notes**	**Prepayment Consideration**	**Legal Representative's Address and Facsimile Number**
Guggenheim Portfolio Company, XXXI, LLC	Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands fax: (212) 756-9997	96,667	$580,000.00	$580,000.00	$1,160,000.00	$46,388.40	Faegre & Benson LLP 2200 Wells Fargo Center Minneapolis, MN 55402 fax: (612) 766-1600 Attention: Mark Strefling

EXHIBITS

Exhibit A	Form of Notes
Exhibit B	[Intentionally omitted]
Exhibit C	Form of Registration Rights Agreement
Exhibit D	[Intentionally omitted]
Exhibit E	[Intentionally omitted]
Exhibit F	Form of Guaranty
Exhibit G	[Intentionally omitted]
Exhibit H	[Intentionally omitted]
Exhibit I	[Intentionally omitted]
Exhibit J	Form of Opinions of Counsel
Exhibit K	Form of Secretary's Certificate
Exhibit L	Form of Officer's Certificate

SCHEDULES

Schedule 3(a)	Organization and Qualification
Schedule 3(f)	Buyers that are Officers, Affiliates, Beneficial Owners or Fiduciaries of the Company
Schedule 3(i)	Stockholders Rights Plan
Schedule 3(k)	Absence of Certain Changes
Schedule 3(n)	Transactions with Affiliates
Schedule 3(o)	Equity Capitalization; Debt
Schedule 3(p)	Indebtedness and Other Contracts
Schedule 3(r)	Insurance Coverages
Schedule 3(s)	Collective Bargaining Agreements; Unions
Schedule 3(x)	Tax Status
Schedule 3(ff)	ERISA

Schedule 3(a)

Organization and Qualification

Comanche Clean Energy Corporation owns all of the stock of Comanche Corporation. Both are Cayman Islands corporations.

Comanche Corporation owns all of the interests in Comanche Clean Energy LLC, a Delaware limited liability Company.

Comanche Clean Energy LLC owns 206,317,672 quotas of Comanche Participaçoes Ltda., a Brazilian limited liability company. Only one other quota is issued and outstanding, which is held by Alicia Noyola.

Comanche Participaçoes Ltda. owns the following Brazilian limited liability companies:

Company	Number of quotas held by Comanche Participaçoes Ltda.	Single additional quota held by
Comanche Biocombustiveis de Bahia Ltda.	14,999,999	Alicia Noyola
Comanche Biocombustivies de Santa Anita Ltda	39,999,999	Alicia Noyola
Comanche Biocombustivieis de Canitar Ltda.	29,999,999	Alicia Noyola
Comanche Bioenergia de Maranhao Ltda.	9,999,999	Comanche Biocombustiveis de Bahia Ltda.

Schedule 3(f)

Buyers that are Officers, Affiliates, Beneficial Owners or Fiduciaries of the Company

No Buyer is an officer or director of the Company;

No Buyer is an "affiliate" within the meaning of Rule 144;

The only Buyer that is a beneficial owner of more than 10% of the shares of Common Stock is MHR (this calculation is NOT made on a fully diluted basis); and

No Buyer has acted as a financial advisor or fiduciary of the Company or any Subsidiary or in any similar capacity in respect of the Transaction Documents

Schedule 3(i)

Stockholder Rights Plan

The Company has adopted an equity incentive plan for employees and directors of the Company, its affiliates and those of suppliers and customers, pursuant to which options may be granted to participants to acquire up to 10% of Shares that have been issued and not repurchased, as well as Shares that are issuable either upon (a) exercise of currently exercisable options or warrants, other than Options granted under the plan or (b) conversion of securities currently convertible into Shares. Options generally vest over three years from the date of grant.

Schedule 3(k)

Absence of Certain Changes

The Company or its Subsidiaries have made capital expenditures in order (a) to initiate the expansion of its Canitar unit, with an aim to reaching 1.2 million tons of crushing capacity in the first phase of expansion, (b) increase tankage capacity and automation at its Bahia unit, as well as to construct a new laboratory and outbuildings, install generators, carry out civil works and construct a loading station at Bahia, (c) expand tankage capacity, expand and renovate offices and carry out civil works at its Santa Anita unit, (d) acquire agricultural land, and (e) expand its ethanol and biodiesel feedstock plantations. Through September 30, 2007, such expenditures were $6.399 million.

On September 28, 2007, lightning struck storage tanks at the Canitar facility that were being used to store ethanol produced at the Santa Anita facility. Although the storage installations were protected by lightning rods and other devices recommended by third party experts and approved by municipal authorities, the strike, which was massive and direct, caused an explosion and fire that destroyed the three tanks and 9 million liters of fuel, and caused the death of one worker and injuries to three other persons.

Schedule 3(n)

Transactions with Affiliates

Certain agricultural rolling stock at the Company's Santa Anita unit is rented on an hourly basis from the unit's manager, Werner Rottgering. There is no commitment either to use or to provide the equipment, and the hourly rates charged are less than those charged for similar equipment by third party suppliers. The amounts paid monthly vary according to the use of the equipment; the amount paid in any month has not exceeded 60,000 Reais.

Schedule 3(o)

Equity Capitalization; Debt

Holders of the Company's Convertible Notes issued in the Earlier Financings have preemptive rights as set out in such notes. Such notes are convertible into Shares, and contain redemption rights. Warrants to acquire Shares were also issued as part of the Earlier Financings as set out in the documents therefor. Stock appreciation rights or "phantom stock" agreements are permitted pursuant to the Company's equity incentive plan; none have been granted or are contemplated.

Schedule 3(p)

Indebtedness and Other Contracts

The Company or its Subsidiaries have entered into numerous contracts in connection with the capital projects described in Schedule 3(k). Certain of such contracts are of sufficient magnitude or provide for critical items of supply so that, if breached by the other party(ies) thereto, a Material Adverse Effect could occur. The Company's Bahia Subsidiary has entered into two contracts to supply biodiesel to Petrobras, which in total 9 million liters in volume, and was a winning bidder at auctions for a further 20 million liters, for which volume additional contracts are expected to be entered into. In reliance on such contracts, the Subsidiary has and will continue to acquire significant volumes of feedstock and otherwise prepare to produce. Should these contracts be breached by Petrobras, it is likely that a Material Adverse Effect would occur. The Company grows most of its sugarcane feedstock on leased land, or acquires the feedstock under agricultural partnerships or long-term purchase agreements. If such leases, partnership agreements or purchase agreements were breached by a sufficient number of counterparties, a Material Adverse Effect would result. The Company relies on third party suppliers of labor and rolling stock for much of its agricultural programs. If such suppliers were to breach their agreements, a Material Adverse Effect could occur.

A summary of the contracts for Canitar is set forth below.

Canitar Expansion

Summary of Contracts Signed

Total Contracted	75,968,500.00
% of investment - Phase I	83%

Description	Application
Advisory	1
Cane reception and preparation	2
Crushing	3
Juice treatment	4
Electricity Generator	5
Boiler	6
Fermentation	7
Destilation	8
Dehydration	9
Environmental permiting	10
Infrastructure	11
Waste water	12

Application	Service / Product	Supplier	Value
5	6.000 KW generator	WEG	950,000.00
1	Topography services	MOREIRA	120,000.00
11	Earth moving	L R CAMPOS	220,000.00
1	Process dimensioning	IGARASHI	50,000.00
1	Implementation of cane preparing and crushing	MOEX	65,000.00
2 and 3	Equipment: preparing, crushing and rotating filter	DEDINI	8,320,000.00
2, 3 and 5	Turbines: preparing, crushing and generator	NG	3,400,000.00
3	Planetary reductors for crushers	SEW	1,932,000.00
1	Advisory for implementation of the project	IPLAN	310,000.00
6	Boiler: 120 Tonnes; 21 KGF/CM2	IPLAN/CSJ	10,550,000.00
4 and 7	Equipment: juice treatment, pre-fermentation and Fermentation	DEDINI	22,200,000.00
8 and 9	Equipment: Destilation and molecular sieve	DEDINI	14,000,000.00
10	Advisory: Environmental licencing	WALTER LAZARINI	148,000.00
4	Vacuum rotating filter 13 x 32	MAUSA	895,000.00
7	Yiest centrifuges SCM 95	MAUSA	954,000.00
2 and 4	Mounting	R S MONTAGENS IND.	150,000.00
1 and 9	Mounting	M G A	700,000.00
12	Cooling towers	AEOLUS	800,000.00
11	Superstructure - Crushing and Generator	PREMODISA	1,100,000.00
11	Civil base, designs and materials	ROMANO	1,300,000.00
11	Civil base, designs and materials	REMC	1,200,000.00
2	Escale	TOLEDO	81,500.00
2	Electromagnet	ITALINDUSTRIA	83,000.00
2 e 3	Elastic joint - Crushers - ACIPI	LAMINAÇÃO DE ROSCA	440,000.00
2, 3 and 6	Feeding table and conveior belts	TORNOSTEEL	6,000,000.00

Schedule 3(r)

Insurance Coverages

1. Civil Liability Insurance: all 4 Companies
2. Asset Coverage Insurance: Santa Anita and Bahia
3. Engineering and Civil Liability on Construction Services Insurance: Canitar

1. Civil Liability Insurance

Insurer: Mapfre Seguros
Broker: AON holdings Corretores de Seguro
Status: Policy effective, number 51/511/1379/0000001/01, coverage term November 4, 2008
Insurance Description: Civil Liability of Operations
Coverage / maximum indemnity limits: R$ 10 million

Insured Companies:

Comanche Participações do Brasil Ltda
Comanche Biocombustiveis de Canitar Ltda
Comanche Biocombustiveis de Santa Anita Ltda
Comanche Biocombustiveis da Bahia Ltda

Perils covered:

General conditions – general liability insurance;
  Additional moral damages clause
  Specific clause for risk of civil liability of sudden pollution
Special conditions of civil liability of commercial and/or industrial facilities;
Special conditions of civil liability of employer;
Special conditions of civil liability of contingent risks of terrestrial motor vehicles;
Special conditions of civil liability of national territory products;

2. Asset Coverage Insurance: Santa Anita and Bahia

Insurer: Bradesco Seguros S/A
Broker: APR Seguros
Status: Contract signed, Policy Number TBD, 1-year from December 14, 2007

Coverage / maximum indemnity limits: see below
Insurance Description: Asset coverage; buildings, machinery, furniture, equipments, merchandise and raw materials

Insured Companies:

Comanche Biocombustiveis da Bahia Ltda
Comanche Biocombustiveis de Santa Anita Ltda

Events , Amounts Covered (deductible):

1. Basic (fire, lightning and any type of explosions): R$60MM (deductible: R$20M for fire and explosions and 10% of losses in case of lightning)
2. Wind, Hurricane, Cyclone, Tornado, hail and smoke: R$1.5MM (deductible: 10% of losses)
3. Electrical Damages: R$ 2MM (deductible: 10% of losses)
4. Theft: R$300M (deductible: 20% of losses)
5. Riots, strikes and lock-out: R$500M (deductible: 10% of losses)

6. Equipments, furniture, fixed equipments, leased, rented and third party equipment, cinematographic equipment, photograph, television (in determined locations or external reports): R$300M (deductible: 10% of losses)
7. Fall of aircraft or any other kind of flying device or special: R$35MM (deductible: 10% of losses)
8. Impact of ground vehicle: R$35MM (deductible: 10% of losses)
9. Breaking of machinery: R$ 1MM (deductible: 20% of losses)

Loss of Profits (fixed costs):

1. Basic (fire, lightning and any type of explosions): R$30MM (coverage applies after 10 day deductible and covers a period of 12 months)
2. Breaking of machinery: R$3MM (coverage applies afte 10 day deductible and covers a period of 1 year)

Civil Responsibility:

Safekeeping of vehicles (comprehensive coverage: fire, collision and theft – 100 vehicles): R$500M (deductible 20%)

Schedule 3(s)

Collective Bargaining Agreements; Unions

Most of the employees of the Company's Brazilian Subsidiaries are members of a union, and such Subsidiaries negotiate with the relevant unions the level of compensation and benefits for industrial and agricultural workers that exceed the minimum levels of compensation and benefits required by law. In the case of the Santa Anita unit, the labor agreement provides for a level of compensation that is to be paid based on profitability formulae. Administrative and professional employees, while nominally members of unions, are not covered by labor agreements.

Schedule 3(x)

Tax Status

None.

Schedule 3(ff)

ERISA

None